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                                                                    EXHIBIT 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SQA 1995 Stock Plan, SQA 1995 Employee Stock Purchase Plan, SQA 1995 Non-Employee Director Stock Option Plan, SQA 1990 Incentive and Nonqualified Stock Option Plan and the Rational 1997 Stock Plan of Rational Software Corporation of our reports dated April 22, 1996, with respect to the consolidated financial statements of Rational Software Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP

San Jose, California
February 27, 1997